Exhibit 99.1

CONTACT:

Tierney Saccavino

(917) 783-0251

tsaccavino@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces $16.5M Award and Royalty/Supply Relief in

AMPYRA® Arbitration Case

•	$16.5 million to recover past royalties and interest

•	Cessation of double-digit royalty/supply payments

PEARL RIVER, NY. – October 16, 2022 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced that a three-judge arbitration panel has issued a final decision in a dispute with Alkermes PLC (Nasdaq: ALKS) regarding licensing royalties relating to AMPYRA (dalfampridine). Acorda was awarded $15 million plus prejudgment interest of $1.5 million from Alkermes. In addition, as a result of the panel’s ruling, Acorda will no longer have to pay Alkermes any royalties on net sales for license and supply of AMPYRA, and Acorda is now free to use alternative sources for supply of AMPYRA, which the Company has already secured.

“This award will allow Acorda to obtain more competitive market rates for the supply of AMPYRA, significantly reducing our cost of goods and meaningfully increasing the product’s value to the company,” said Ron Cohen, M.D., Acorda’s President and CEO. “This will also help Acorda to continue to provide its customary high level of support for Ampyra, ensuring that as many people with MS as possible may benefit from it.”

Acorda filed an arbitration demand with the American Arbitration Association in July 2020 after the parties were unable to resolve their dispute over license and supply royalties following the 2018 expiration of an Alkermes patent relating to AMPYRA.

About Acorda Therapeutics

Acorda Therapeutics develops therapies to restore function and improve the lives of people with neurological disorders. INBRIJA is approved for intermittent treatment of OFF episodes in adults with Parkinson’s disease treated with carbidopa/levodopa. INBRIJA is not to be used by patients who take or have taken a nonselective monoamine oxidase inhibitor such as phenelzine or tranylcypromine within the last two weeks. INBRIJA utilizes Acorda’s innovative ARCUS® pulmonary delivery system, a technology platform designed to deliver medication through inhalation. Acorda also markets the branded AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: we may not be able to successfully market AMPYRA, INBRIJA or any other products under development; the COVID-19 pandemic, including related restrictions on in-person interactions and travel, and the potential for illness, quarantines and vaccine mandates affecting our management, employees or consultants or those that work for other companies we rely upon, could have a material adverse effect on our business operations or product sales; our ability to attract and retain key management and other personnel, or maintain access to expert advisors; our ability to raise additional funds to finance our operations, repay outstanding indebtedness or satisfy other obligations, and our ability to control our costs or reduce planned expenditures; risks associated with the trading of our common stock, including the potential delisting of our common stock from the Nasdaq Global Select Market and actions that we may take, such as a reverse stock split, in order to attempt to maintain such listing; risks related to our corporate restructurings, including our ability to outsource certain operations, realize expected cost savings and maintain the workforce needed for continued operations; risks associated with complex, regulated manufacturing processes for pharmaceuticals, which could affect whether we have sufficient commercial supply of INBRIJA or AMPYRA to meet market demand; our reliance on third-party manufacturers for the timely production of commercial supplies of INBRIJA and AMPYRA; third-party payers (including governmental agencies) may not reimburse for the use of INBRIJA or AMPYRA at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; reliance on collaborators and distributors to commercialize INBRIJA and AMPYRA outside the U.S.; our ability to satisfy our obligations to distributors and collaboration partners outside the U.S. relating to commercialization and supply of INBRIJA and AMPYRA;competition for INBRIJA and AMPYRA, including increasing competition and accompanying loss of revenues in the U.S. from generic versions of AMPYRA (dalfampridine) following our loss of patent exclusivity; the ability to realize the benefits anticipated from acquisitions because, among other reasons, acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the risk of unfavorable results from future studies of INBRIJA (levodopa inhalation powder) or from other research and development programs, or any other acquired or in-licensed programs; the occurrence of adverse safety events with our products; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class-action litigation; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third-party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, except as may be required by law.

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